EXHIBIT 99.1

CONTACT:
Press Inquiries: Scott Larson Public Relations Sycamore Networks, Inc. (978) 250-3433 scott.larson@sycamorenet.com	Investor Inquiries: Terry Adams Investor Relations Sycamore Networks, Inc. (978) 250-3460 investor.info@sycamorenet.com

SYCAMORE NETWORKS ANNOUNCES RECEIPT OF EXTENSION GRANTED BY THE NASDAQ LISTING QUALIFICATIONS PANEL

CHELMSFORD, Mass., August 15, 2005 – Sycamore Networks, Inc. (NASDAQ: SCMRE) today announced that the Nasdaq Listing Qualifications Panel has granted the Company’s request for continued listing of the Company’s securities on The Nasdaq National Market subject to the Company filing its Form 10-Q for the period ended April 30, 2005 with the Securities and Exchange Commission on or before September 23, 2005. During this period Sycamore’s common stock will continue to be traded on The Nasdaq National Market under the trading symbol SCMRE.

About Sycamore Networks
Sycamore Networks, Inc. (NASDAQ: SCMRE) develops and markets optical networking products for telecommunications service providers worldwide. The Company’s products enable service providers to cost-effectively and easily transition their existing fiber optic network into a network infrastructure that can provision, manage and deliver economic, high-bandwidth services to their customers. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Actual results or events could differ materially from those stated or implied in forward-looking statements, including the Company’s ability to demonstrate compliance with all requirements for continued listing on The Nasdaq National Market, the impact of the findings of the Company’s Audit Committee investigation on current and prior periods, Sycamore’s results of operation for the period ended April 30, 2005 and the timing of the release of financial results for such period. The forward-looking statements contained herein involve risks and uncertainties and actual results may differ significantly. Further, there can be no assurance concerning the Company’s ability to demonstrate compliance with The Nasdaq National Market requirements, the results of the internal investigation, the timing of the filing of the Company’s Form 10-Q for the period ended April 30, 2005, the timing of the release of the financial results for such period or the impact of investigation results on any previously-issued financial results. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.